Exhibit 99.1

Consolidated Communications Reports Second Quarter 2021 Results

FttP build plan on track, with 76,000 fiber upgrades completed in the second quarter as fiber deployment and construction continue to scale.

On pace to upgrade 300,000 total passings in 2021 and extend fiber services to 70% of the Company’s footprint by 2025.

All State Regulatory Approvals Secured for Searchlight Capital Partners Investment.

Second Quarter 2021 Highlights

●	Revenue totaled $320.4 million, generating Adjusted EBITDA of $126.7 million
●	Consumer broadband revenue grew 3.7%, representing strong upgrade activity
●	Commercial and carrier data-transport revenue grew 1.4%
●	Net cash from operating activities was $87.3 million; cash and cash equivalents totaled $289.3 million
●	Capital expenditures totaled $119.2 million reflecting the fiber expansion plan and 76,000 upgrades completed in the quarter

Mattoon, Ill. – Jul. 29, 2021 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”) reported results for the second quarter 2021.

“Our multi-year fiber expansion is well underway as demonstrated by our ability to upgrade 76,000 passings in the recent quarter, achieve broadband revenue growth of nearly 4% and add almost 7,000 fiber subscribers this year,” said Bob Udell, president and chief executive officer at Consolidated Communications. “Performance in the first half of the year highlights our team’s strong execution on our fiber-first strategy and progress on the Company’s transformation which will bring highly competitive, gigabit broadband services to over 70% of our footprint by 2025.”

Financial Results for the Second Quarter (compared to second quarter 2020)

Revenue totaled $320.4 million, compared to $325.2 million.

●	Consumer broadband revenue increased 3.7% or $2.4 million.
●	Commercial and Carrier data and transport revenue grew $1.2 million or 1.4%.
●	Voice services revenue declined $5.3 million or 5.9% across all customer channels.
●	Video services revenue declined $2.4 million, a result of the transition to streaming Over-The-Top services bundled with broadband services.

Operating expenses increased $10 million or 4.9% compared to a year ago. The primary drivers were marketing expenses of approximately $5 million related to the consumer fiber product, higher Universal Service Fees of $4 million and asset sale expenses of $4.2 million.

Income from operations totaled $30 million in the second quarter, a decrease of $9.8 million or 24.5%. The year-over-year change was primarily due to a revenue decline of $4.8 million and a $10 million increase in operating expenses offset by a $5 million decline in depreciation and amortization expense.

Net interest expense was $45.4 million, an increase of $14 million compared to a year ago as a result of the recapitalization of the balance sheet associated with the debt refinancing and the receipt of the $350 million Searchlight strategic investment in October 2020. Non-cash interest on the Searchlight note combined with the amortization of deferred financing costs and the discount totaled $10.9 million in second quarter. The remaining increase in interest expense is due to the higher mix of senior notes in the Company’s external debt as compared to 2020.

At June 30, 2021, the Company recognized a non-cash loss of $39.8 million related to a change in the fair value of the Searchlight contingent payment obligations.

Cash distributions from the Company’s wireless partnerships totaled $12.7 million, an increase of $3 million from a year ago.

Other income, net was $10.7 million compared to $9.9 million in the second quarter 2020. The change was primarily due to higher income from the Company’s minority interest in wireless partnerships, a decrease in non-operating pension/OPEB expense of $1.9 million offset by a $3.6 million loss on an asset sale in the second quarter 2021.

On a GAAP basis, net loss was $55.1 million, compared to net income of $13.9 million for the same period a year ago. GAAP net loss per share was ($0.71). Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.09, compared to $0.21 in the year ago quarter.

Adjusted EBITDA was $126.7 million, a decrease of 4.8% from the second quarter 2020 primarily due to declines in voice and special access revenue combined with increased product marketing expense in upgraded fiber build areas. This was partially offset by a $3 million increase in wireless partnership distributions.

The total net debt leverage ratio was 3.54x with $289.3 million cash and cash equivalents at quarter end.

Capital expenditures totaled $119.2 million in the second quarter, compared to $53.8 million a year ago, primarily driven by the Company’s FttP expansion plan and investment in digital transformation technology.

On July 15, 2021, Consolidated received all required state Public Utility Commission regulatory approvals necessary for the conversion of the contingent payment right (the “CPR”) issued by the Company to an affiliate of Searchlight in connection with the previously announced investment by Searchlight in the Company (the “Investment”). By securing all required state PUC regulatory approvals, the CPR converted into an additional number of shares of the Company’s common stock, which together with the shares issued to Searchlight at the completion of the first stage of the Investment on Oct. 2, 2020, constitutes approximately 24.5% of the Company’s outstanding shares. The closing of the second stage of the Investment is conditioned on the receipt of approval of the Federal Communications Commission, which is expected later this year.

2021 Outlook

Consolidated Communications affirmed its previous outlook for 2021 which is outlined below.

●	Capital expenditures are expected to be in a range of $400 million to $420 million, reflecting a higher level of spending to support the fiber expansion plan.
●	Adjusted EBITDA is expected to be in a range of $500 million to $510 million, reflecting the start and acceleration of the Company’s growth plan.
●	Cash interest expense is expected to be in a range of $130 million to $135 million.
●	Cash income taxes are expected to be in a range of $2 million to $4 million.

Conference Call

Consolidated’s second-quarter 2021 earnings conference call will be webcast live today at 10 a.m. ET. The webcast and materials will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number for analysts and investors is 833-794-0898, conference ID 2549759. A phone replay of the conference call will be available through Aug. 5 by calling 800-585-8367, enter ID 2549759.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is dedicated to moving people, businesses and communities forward by delivering the latest reliable communications solutions. Consumers, businesses and wireless and wireline carriers depend on Consolidated for a wide range of high-speed internet, data, phone, security, cloud and wholesale carrier solutions. With a network spanning nearly 50,000 fiber route miles, Consolidated is a top 10 U.S. fiber provider, turning technology into solutions that are backed by exceptional customer support. Learn more at consolidated.com. Connect with us on social media.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio,” “free cash flow” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons. Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt. We present the related “total net debt to last 12 month adjusted EBITDA ratio” or “Net debt leverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

Free cash flow represents net cash provided by operating activities adjusted for capital expenditures, cash dividends, and proceeds received from the sale of assets, refinancing and investment. Free cash flow is a measure of operating cash flows available for corporate purposes after providing sufficient fixed asset additions. The tables that follow include a calculation of free cash flow for each of the periods presented with a reconciliation to net cash provided by operating activities. Free cash flow provides useful information to investors in the evaluation of our operating performance and liquidity.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results. There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including the uncertainties relating to the impact of the novel coronavirus (COVID-19) pandemic on the Company’s business, results of operations, cash flows, stock price and employees; the possibility that any of the anticipated benefits of the strategic investment from Searchlight or our refinancing of outstanding debt, including our senior secured credit facilities, will not be realized; the outcome of any legal proceedings that may be instituted against the Company or its directors; the ability to obtain regulatory approvals and meet other closing conditions to the investment on a timely basis or at all, including the risk that regulatory approvals required for the investment are not obtained subject to conditions that are not anticipated or that could adversely affect the Company or the expected benefits of the investment; the anticipated use of proceeds of the strategic investment; economic and financial market conditions generally and economic conditions in our service areas; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-

Q. Many of these circumstances are beyond our ability to control or predict. Moreover, forward-looking statements necessarily involve assumptions on our part. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Investor and Media Contact

Jennifer Spaude, Consolidated Communications

Phone: 507-386-3765
jennifer.spaude@consolidated.com

Tag: [Consolidated-Communications-Earnings]

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Consolidated Communications Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$199,314	$155,561
Short-term investments	89,967	—
Accounts receivable, net	128,601	137,646
Income tax receivable	1,441	1,072
Prepaid expenses and other current assets	51,427	46,382
Total current assets	470,750	340,661

Property, plant and equipment, net	1,831,150	1,760,152
Investments	109,542	111,665
Goodwill	1,035,274	1,035,274
Customer relationships, net	93,626	113,418
Other intangible assets	10,734	10,557
Other assets	135,724	135,573
Total assets	$3,686,800	$3,507,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,500	$25,283
Advance billings and customer deposits	48,042	49,544
Accrued compensation	63,732	74,957
Accrued interest	26,894	21,194
Accrued expense	86,790	81,931
Current portion of long-term debt and finance lease obligations	6,474	17,561
Total current liabilities	275,432	270,470

Long-term debt and finance lease obligations	2,113,269	1,932,666
Deferred income taxes	173,691	171,021
Pension and other post-retirement obligations	281,597	300,373
Convertible security interest	259,409	238,701
Contingent payment rights	220,655	123,241
Other long-term liabilities	79,253	81,600
Total liabilities	3,403,306	3,118,072

Shareholders' equity:
Common stock, par value $0.01 per share; 150,000,000 and 100,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively, 80,887,879 and 79,227,607 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	809	792
Additional paid-in capital	529,599	525,673
Accumulated deficit	(151,969)	(34,514)
Accumulated other comprehensive loss, net	(101,923)	(109,418)
Noncontrolling interest	6,978	6,695
Total shareholders' equity	283,494	389,228
Total liabilities and shareholders' equity	$3,686,800	$3,507,300

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net revenues	$320,403	$325,176	$645,169	$650,838
Operating expenses:
Cost of services and products	145,311	139,534	289,290	277,289
Selling, general and administrative expenses	68,998	64,796	135,848	132,613
Depreciation and amortization	76,079	81,066	151,690	163,804
Income from operations	30,015	39,780	68,341	77,132
Other income (expense):
Interest expense, net of interest income	(45,431)	(31,459)	(93,846)	(63,554)
Gain (loss) on extinguishment of debt	(5,121)	—	(17,101)	234
Change in fair value of contingent payment rights	(39,826)	—	(97,414)	—
Other income, net	10,687	9,889	22,961	25,062
Income (loss) before income taxes	(49,676)	18,210	(117,059)	38,874
Income tax expense	5,413	4,275	113	9,316
Net income (loss)	(55,089)	13,935	(117,172)	29,558
Less: net income attributable to noncontrolling interest	267	95	283	171

Net income (loss) attributable to common shareholders	$(55,356)	$13,840	$(117,455)	$29,387

Net income (loss) per basic and diluted common shares attributable to common shareholders	$(0.71)	$0.19	$(1.51)	$0.40

Consolidated Communications Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$(55,089)	$13,935	$(117,172)	$29,558
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	76,079	81,066	151,690	163,804
Cash distributions from wireless partnerships in excess of (less than) earnings	1,227	451	1,238	144
Pension and post-retirement contributions in excess of expense	(9,443)	(7,414)	(18,213)	(15,985)
Non-cash, stock-based compensation	2,493	2,334	3,943	3,224
Amortization of deferred financing costs and discounts	4,366	1,210	8,649	2,406
Non-cash interest expense on convertible security interest	8,229	—	16,104	—
Loss (gain) on extinguishment of debt	5,121	—	17,101	(234)
Loss on change in fair value of contingent payment rights	39,826	—	97,414	—
Other adjustments, net	4,099	(92)	3,731	(4,230)
Changes in operating assets and liabilities, net	10,433	5,241	21,346	3,034
Net cash provided by operating activities	87,341	96,731	185,831	181,721
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(119,236)	(53,848)	(195,196)	(96,237)
Purchase of short-term investments	(89,967)	—	(89,967)	—
Proceeds from sale of assets	65	3,886	89	6,073
Proceeds from sale of investments	—	—	1,198	426
Net cash used in investing activities	(209,138)	(49,962)	(283,876)	(89,738)
FINANCING ACTIVITIES
Proceeds from bond offering	—	—	400,000	—
Proceeds from issuance of long-term debt	—	30,000	150,000	40,000
Payment of finance lease obligations	(1,338)	(2,445)	(2,936)	(5,119)
Payment on long-term debt	—	(42,587)	(397,000)	(89,175)
Retirement of senior notes	—	—	—	(4,208)
Payment of financing costs	(2,693)	—	(8,266)	—
Net cash provided by (used in) financing activities	(4,031)	(15,032)	141,798	(58,502)
Net change in cash and cash equivalents	(125,828)	31,737	43,753	33,481
Cash and cash equivalents at beginning of period	325,142	14,139	155,561	12,395
Cash and cash equivalents at end of period	$199,314	$45,876	$199,314	$45,876

Consolidated Communications Holdings, Inc.

Consolidated Revenue by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,813	$89,572	$181,161	$179,144
Voice services	43,461	45,775	87,740	91,495
Other	9,486	10,406	19,205	22,118
	143,760	145,753	288,106	292,757
Consumer:
Broadband (VoIP and Data)	67,981	65,567	133,736	129,643
Video services	16,799	19,213	33,580	38,344
Voice services	40,173	43,121	80,593	86,297
	124,953	127,901	247,909	254,284

Subsidies	17,465	18,069	34,804	36,523
Network access	31,115	30,473	62,718	61,938
Other products and services	3,110	2,980	11,632	5,336
Total operating revenue	$320,403	$325,176	$645,169	$650,838

Consolidated Communications Holdings, Inc.

Consolidated Revenue Trend by Category

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Commercial and carrier:
Data and transport services (includes VoIP)	$90,813	$90,348	$92,781	$90,153	$89,572
Voice services	43,461	44,279	44,862	45,343	45,775
Other	9,486	9,719	12,128	10,909	10,406
	143,760	144,346	149,771	146,405	145,753
Consumer:
Broadband (VoIP and Data)	67,981	65,755	66,253	67,163	65,567
Video services	16,799	16,781	17,547	18,452	19,213
Voice services	40,173	40,420	41,431	42,775	43,121
	124,953	122,956	125,231	128,390	127,901

Subsidies	17,465	17,339	17,402	18,064	18,069
Network access	31,115	31,603	31,314	32,009	30,473
Other products and services	3,110	8,522	2,406	2,198	2,980
Total operating revenue	$320,403	$324,766	$326,124	$327,066	$325,176

Consolidated Communications Holdings, Inc.

Schedule of Adjusted EBITDA Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$(55,089)	$13,935	$(117,172)	$29,558
Add (subtract):
Income tax expense	5,413	4,275	113	9,316
Interest expense, net	45,431	31,459	93,846	63,554
Depreciation and amortization	76,079	81,066	151,690	163,804
EBITDA	71,834	130,735	128,477	266,232

Adjustments to EBITDA (1):
Other, net (2)	8,748	161	10,436	(3,315)
Investment income (accrual basis)	(11,439)	(9,180)	(20,995)	(19,759)
Investment distributions (cash basis)	12,656	9,632	22,033	19,696
Pension/OPEB benefit	(2,542)	(586)	(5,083)	(1,170)
Loss (gain) on extinguishment of debt	5,121	—	17,101	(234)
Change in fair value of contingent payment right	39,826	—	97,414	—
Non-cash compensation (3)	2,493	2,334	3,943	3,224
Adjusted EBITDA	$126,697	$133,096	$253,326	$264,674

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Schedule of Free Cash Flow Calculation

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$87,341	$96,731	$185,831	$181,721
Add (subtract):
Capital expenditures	(119,236)	(53,848)	(195,196)	(96,237)
Proceeds from the sale of assets	65	3,886	89	6,073
Net proceeds from refinancing	—	—	148,498	—
Free cash flow	$(31,830)	$46,769	$139,222	$91,557

Consolidated Communications Holdings, Inc.

Total Net Debt to LTM Adjusted EBITDA Ratio

(Dollars in thousands)

(Unaudited)

June 30,
2021
Summary of Outstanding Debt:
Term loans, net of discount $11,086	$988,789
6.50% Senior secured notes due 2028	750,000
5.00% Senior secured notes due 2028	400,000
Finance leases	21,456
Total debt as of June 30, 2021	2,160,245
Less deferred debt issuance costs	(40,502)
Less cash on hand	(289,281)
Total net debt as of June 30, 2021	$1,830,462

Adjusted EBITDA for the twelve months ended June 30, 2021	$517,876

Total Net Debt to last twelve months Adjusted EBITDA	3.54x

Consolidated Communications Holdings, Inc.

Reconciliation of Net Income to Adjusted EBITDA Guidance

(Dollars in millions)

(Unaudited)

	Twelve Months Ended
	December 31, 2021
	Range
	Low	High
Net income	$ 31	$ 41
Add:
Income tax expense	10	20
Interest expense, net	150	145
Depreciation and amortization	305	300
EBITDA	496	506

Adjustments to EBITDA (1):
Other, net (2)	1	1
Pension/OPEB expense	(4)	(4)
Non-cash compensation (3)	7	7
Adjusted EBITDA	$ 500	$ 510

Notes:

(1)	These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2)	Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, and certain miscellaneous items.
(3)	Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$(55,089)	$13,935	$(117,172)	$29,558
Integration and severance related costs, net of tax	508	(269)	1,678	32
Storm costs (recoveries), net of tax	—	(194)	—	(110)
Loss (gain) on disposition of wireless spectrum licenses, net of tax	2,641	—	2,641	(2,714)
Loss on disposition of fixed wireless, net of tax	3,085	—	3,085	—
Loss (gain) on extinguishment of debt, net of tax	3,785	—	12,639	(178)
Change in fair value of contingent payment rights	39,826	—	97,414	—
Non-cash interest expense for Searchlight note including amortization of discount and fees	10,861	—	21,062	—
Non-cash interest expense for swaps, net of tax	(237)	(198)	(421)	(381)
Non-cash stock compensation, net of tax	1,843	1,786	2,914	2,450
Adjusted net income	$7,223	$15,060	$23,840	$28,657

Weighted average number of shares outstanding	78,029	71,153	78,029	71,153
Adjusted diluted net income per share	$0.09	$0.21	$0.31	$0.40

Notes:

Calculations above assume a 26.1% and 23.5% effective tax rate for the three months ended June 30, 2021 and 2020, respectively and 26.1% and 24.0% effective tax rate for the six months ended June 30, 2021 and 2020, respectively.

Net income per share was impacted by approximately $(0.07) for the quarter ended June 30, 2021 due to the change in method to calculate interim income taxes from the annual effective tax rate method to the discrete effective tax rate method. The change in method does not impact income tax expense or net income per share for the six months ended June 30, 2021.

Consolidated Communications Holdings, Inc.

Key Operating Metrics

(Unaudited)

	June 30,	March 31,	QoQ		June 30,	YoY
In thousands	2021	2021	Change	% Change	2020	Change	% Change

Consumer Addressable Market
≥ FttP 1 Gig + capable (1)	397	321	76	24%	273	124	45%
Fiber Node/DSL	2,348	2,421	(73)	(3)%	2,461	(113)	(5)%
Total Passings	2,745	2,742	3	0%	2,734	11	0%
≥ 1 Gig capable %	14%	12%		3%	10%		5%

	June 30,	March 31,	QoQ		June 30,	YoY
	2021	2021	Change	% Change	2020	Change	% Change
Consumer Data Connections
≥ FttP 1 Gig + capable	61,911	58,885	3,026	5%	54,985	6,926	13%
Fiber Node/DSL	331,569	339,117	(7,548)	(2)%	358,704	(27,135)	(8)%
Total Consumer Data Connections	393,480	398,002	(4,522)	(1)%	413,689	(20,209)	(5)%

Consumer Data Penetrations %
≥ FttP 1 Gig + capable	16%	18%		(2)%	20%		(4)%
Fiber Node/DSL	14%	14%		0%	15%		(1)%
Total Consumer Data Penetration %	14%	15%		(1)%	15%		(1)%

Consumer Data ARPU	$57.26	$55.24	$2.02	4%	$52.78	$4.48	8%

Consumer ARPU	$77.84	$75.19	$2.65	4%	$74.91	$2.93	4%

Consumer Voice Connections	352,835	362,384	(9,549)	(3)%	389,901	(37,066)	(10)%

Video Connections	70,795	73,986	(3,191)	(4)%	80,053	(9,258)	(12)%

Fiber route network miles (long-haul, metro and FttP)	48,727	47,364	1,363	3%	45,847	2,880	6%

On-net buildings	14,253	13,910	343	2%	12,882	1,371	11%

Notes:

(1)	Company launched a multi-year, fiber investment plan to upgrade 1.6 million passings to Gig+ speeds by 2025 or 70% of its service area. As of June 30, 2021, the Company completed 122,100 of its target 300,000 FttP upgrades for 2021.